SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934

                             (Amendment No.________)


                               Moore Products Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   615836-100
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                                PAGE 1 OF 8 PAGES

                                  SCHEDULE 13G

-------------------------                             --------------------------
CUSIP No. 615836-100                                      Page 2 of 8 Pages
-------------------------                             --------------------------

-------------------------------------------------------------------------------
1     |      NAMES OF REPORTING PERSONS
      |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |
      |      MOORE PRODUCTS CO. PENSION PLAN AND BENEFITS COMMITTEE I.R.S. NO.
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |_|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        United States
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |                0
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |          500,000
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |     |                0
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |          500,000
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     500,000
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     19.34%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      EP
    |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------                             --------------------------
CUSIP No. 615836-100                                      Page 3 of 8 Pages
-------------------------                             --------------------------

-------------------------------------------------------------------------------
1     |      NAMES OF REPORTING PERSONS
      |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |
      |      EDWARD J. CURRY S.S.N.
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |X|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        United States
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |            1,092
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |          500,000
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |                 1,092
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |          500,000
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     507,692
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     19.58%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------


         * Includes shares which may be acquired within 60 days upon exercise of stock options (6,600).


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------                             --------------------------
CUSIP No. 615836-100                                      Page 4 of 8 Pages
-------------------------                             --------------------------

-------------------------------------------------------------------------------
1     |      NAMES OF REPORTING PERSONS
      |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |
      |      MICHAEL MORAN S.S.N.
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |X|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        United States
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |                0
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |          500,000
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |                     0
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |          500,000
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     500,600
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     19.35%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------


         * Includes shares which may be acquired within 60 days upon exercise of stock options (600).


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------                             --------------------------
CUSIP No. 615836-100                                      Page 5 of 8 Pages
-------------------------                             --------------------------

-------------------------------------------------------------------------------
1     |      NAME OF REPORTING PERSON
      |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |
      |      ROBERT E. WISNIEWSKI S.S.N.
-------------------------------------------------------------------------------
      |
2     |      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      |                                                                (b) |X|
--------------------------------------------------------------------------------
3     |      SEC USE ONLY
      |
--------------------------------------------------------------------------------
4     |      CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      |        United States
--------------------------------------------------------------------------------
                                   |  5  |   SOLE VOTING POWER
                                   |     |
                                   |     |              637
      NUMBER OF SHARES             |-----|--------------------------------------
        BENEFICIALLY               |  6  |   SHARED VOTING POWER
       OWNED BY EACH               |     |
      REPORTING PERSON             |     |          500,000
            WITH                   |-----|--------------------------------------
                                   |  7  |   SOLE DISPOSITIVE POWER
                                   |     |
                                   |                    637
                                   |-----|--------------------------------------
                                   |  8  |   SHARED DISPOSITIVE POWER
                                   |     |
                                   |     |          500,000
--------------------------------------------------------------------------------
9   |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |     504,517
--------------------------------------------------------------------------------
10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    |   SHARES*
    |                                                                    |_|
--------------------------------------------------------------------------------
11  |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    |     19.48%
    |
--------------------------------------------------------------------------------
12  |    TYPE OF REPORTING PERSON*
    |      IN
    |
--------------------------------------------------------------------------------


         * Includes shares which may be acquired within 60 days upon exercise of stock options (3,880).


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  615836-100                                         PAGE 6 OF 8 PAGES



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                 (Under the Securities and Exchange Act of 1934)

Item 1(a)         Name of Issuer:               Moore Products Co.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                                                Sumneytown Pike
                                                Spring House, PA 19477

Item 2(a)         Name of Person Filing:        Moore Products Co. Pension
                                                Plan and Benefits Committee
                                                consisting of
                                                Edward J. Curry, Director,
                                                  Executive V.P. and Chief
                                                  Operating Officer
                                                Robert E. Wisniewski,
                                                  Secretary & Treasurer
                                                Michael Moran
                                                  Personnel Manager

Item 2(b)         Address of Principal Business Office:
                                           c/o  Robert E. Wisniewski
                                                Moore Products Co.
                                                Sumneytown Pike
                                                Spring House, PA 19477

Item 2(c)         Citizenship:                  United States

Item 2(d)         Title of Class of Securities: Common Stock


Item 2(e)         CUSIP Number:                 615836-100

Item 3 Reference is made to Item 12 of cover page(s) ("Type of Reporting Person") for each reporting person.

                      EP = Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or
                           Endowment Fund;
                           see Section 240.13-d(1)(b)(1)(ii)(F)

Item 4            Ownership:  Reference is made to Items 5 through 9 and 11 of cover page(s) as to each reporting person.

CUSIP NO.  615836-100                                         PAGE 7 OF 8 PAGES


Messrs. Curry, Moran and Wisniewski are the sole members of the Moore
Products Co. Benefits Committee. Under the governing instruments of the Moore Products Co. Pension Plan and Trust, voting and dispositive power with respect to the 500,000 shares of Moore Products Co. Common Stock held by the Pension Plan is vested in the Benefits Committee, subject to certain exceptions.

However, decisions of the Benefits Committee on these matters must be made by a majority of the members of the Committee. The filing of this Schedule 13G shall not be construed as an admission that the aforesaid members of the Benefits Committee are, for the purposes of 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owners of the shares held by the Pension Plan.

The 500,000 Moore Products Co. shares held by the Pension Plan constitute 19.3% of the Common Stock outstanding, but only 14.4% of the voting securities, since the 175,590 shares of Preferred Stock outstanding generally vote with the Common Stock as a single class, and each preferred Share is entitled to five votes. The Preferred Stock is convertible into Common Stock as the rate of one share of Common Stock for each two and one half shares of Preferred Stock.

Item 5 Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                                    N/A


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company: N/A

Item 8   Identification and Classification of Members of the Group:
                                    N/A

Item 9   Notice of Dissolution of Group:
                                    N/A

Item 10 Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP NO. 615836-100                                        PAGE 8 OF 8 PAGES


SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 10, 1997

By:      Moore Products Co. Pension Plan and Benefits Committee

Date:    February 10, 1997


/s/  E. J. CURRY
----------------------------------------
Signature


E. J. CURRY, Executive V.P. & COO
----------------------------------------
Name/Title



Date:    February 10, 1997


/s/  R. E. WISNIEWSKI
----------------------------------------
Signature


R. E. WISNIEWSKI, Secretary & Treasurer
----------------------------------------
Name/Title


Date:    February 10, 1997


/s/  M. MORAN
----------------------------------------
Signature


M. MORAN, PERSONNEL MANAGER
----------------------------------------
Name/Title